UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: February 13, 2006

SUNBURST ACQUISITIONS IV, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-23561	84-1431797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

609 Granville Street, Suite 880 Vancouver, B.C. Canada	V7Y 1G5
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: 800-661-7830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 13, 2006, the Company amended its articles of incorporation to adopt the following provisions:

(1)	The name of the Company was changed to Mexoro Minerals Ltd.

(2)	A provision was added to the Articles of Incorporation authorizing shareholder actions to be taken without a meeting consent of few than all voting shares. Pursuant to the new provision, written consent must be obtained from the same number of voting shares as would be needed to authorize the action at a meeting of shareholders of all shares entitled to vote were present and voted. Prior to adoption of this amendment, shareholder actions were required to be taken either at a meeting or by unanimous written consent.

Both of the foregoing amendments to the Company’s Articles of Incorporation were previously disclosed in an Information Statement filed by the Company.

ITEM 8.01 Other Events

On February 13, 2006, the shareholders of the Company approved a reverse split of its issued and outstanding common stock with a ratio of 1 new share for each 50 old shares. Prior to the reverse split, the Company has 189,994,324 shares of Common Stock issued and outstanding. After the reverse stock split, there will be approximately 3,799,887 shares of Common Stock issued and outstanding.

The reverse split and the name change to Mexoro Minerals Ltd. will both be effective as of the open of business on February 15, 2006.

In conjunction with the name change, the OTC Bulletin Board trading symbol for the Company’s shares will also change. Effective as of the open of business on February 15, 2006 the new trading symbol will be MXOM.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

SUNBURST ACQUISITIONS IV, INC.

By: /S/ Robert Knight
Robert Knight, President and Director

February 14, 2006